EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2025 Stock Incentive Plan of Old Dominion Freight Line, Inc. of our reports dated February 25, 2025, with respect to the financial statements and schedule of Old Dominion Freight Line, Inc. and the effectiveness of internal control over financial reporting of Old Dominion Freight Line, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 21, 2025